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                                   EXHIBIT 12
                         JOSTENS, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

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                                       Three months ended                                      Years ended
                                      ---------------------   --------------------------------------------------------------
                                      March 30,   March 31,   December 29,  December 30,  January 1,  January 2,  January 3,
Dollars in thousands                    2002        2001          2001          2000         2000        1999        1998
-----------------------------------------------------------   --------------------------------------------------------------
Earnings
Income (loss) from continuing
operations before income taxes        $(11,085)   $(17,259)     $ 26,540      $(10,468)    $43,999     $35,952     $52,379

Interest expense
(excluding capitalized interest)        18,137      21,688        79,035        60,252       7,486       7,026       6,866

Portion of rent expense under
long-term operating leases
representative of an interest factor       365         339         1,164         1,121       1,483       1,233       2,133

-----------------------------------------------------------   -------------------------------------------------------------
Total earnings                        $  7,417    $  4,768      $106,739      $ 50,905     $52,968     $44,211     $61,378
===========================================================   =============================================================

Fixed charges
Interest expense
(including capitalized interest)      $ 18,137    $ 21,688      $ 79,035      $ 60,252     $ 7,887     $ 7,729     $ 6,866

Portion of rent expense under
long-term operating leases
representative of an interest factor       365         339         1,164         1,121       1,483       1,233       2,133

-----------------------------------------------------------   -------------------------------------------------------------
Total fixed charges                   $ 18,502    $ 22,027      $ 80,199      $ 61,373     $ 9,370     $ 8,962     $ 8,999
===========================================================   =============================================================

Ratio of earnings to fixed charges         0.4         0.2           1.3           0.8         5.7         4.9         6.8
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